Exhibit 17.3

May 7, 2020

Scienjoy Holding Corporation

3rd Floor, JIA No. 34, Shenggu Nanli

Chaoyang District

Beijing, P.R. China

100029

Attn: Board of Directors

Re:	Resignation

To the Board of Directors of
Scienjoy Holding Corporation

I hereby resign as Chairman of the Board of Directors of Scienjoy Holding Corporation, effective as of the date hereof.

Very truly yours,

/s/ Yongsheng Liu
Yongsheng Liu